THIS DOCUMENT IS BEING FILED SOLELY TO INCLUDE THE CONFORMED SIGNATURE
OF THE REGISTRANT AS IT WAS INADVERTENTLY OMITTED FROM THE ORIGINAL SUBMISSION OF THE FORM 3 AMENDMENT FOR 04/04/00.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    McAleer                           John                    N.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

    370 Knollwood Street, Suite 500
--------------------------------------------------------------------------------
                                    (Street)

   Winston-Salem                       NC                    27103
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     04/04/00
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol


   Krispy Kreme Doughnuts, Inc. (KREM)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

      Vice Chairman of the Board,
      Executive Vice President, Concept Development
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     04/04/00
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                          336,140                     D
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                            3,460                     I                    <F1>
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                            3,460                     I                    <F2>
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                            3,460                     I                    <F3>
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

<F1>  Held by The John N. McAleer 1999 Trust for the benefit of Jennifer A.
      McAleer, Mr. McAleer's daughter.
<F2>  Held by The John N. McAleer 1999 Trust for the benefit of Lauren E.
      McAleer, Mr. McAleer's daughter.
<F3>  Held by The John N. McAleer 1999 Trust for the benefit of Alexander B.
      McAleer, Mr. McAleer's son.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option             08/07/01   08/07/08        Common Stock           20,000        $5.18          I              <F4>
  (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option             08/07/02   08/07/08        Common Stock           20,000        $5.18          I              <F4>
  (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option             08/07/03   08/07/08        Common Stock           20,000        $5.18          I              <F4>
  (right to buy)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
[FN]
<F4>  Held in trust for the benefit of spouse.




    /s/ John N. McAleer                                        08/08/00
---------------------------------------------            -----------------------
        John N. McAleer                                          Date
     **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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